Exhibit 99.1

Triller Group Inc. Receives Nasdaq Exception To Regain Minimum Bid Price Compliance

Los Angeles, June 02, 2026 (GLOBE NEWSWIRE) -- Triller Group Inc (Nasdaq: ILLR; ILLRW) (“Triller” or the “Company”) today announced that, on Friday, May 29, 2026, the Nasdaq Hearings Panel (the “Panel”) granted the Company an exception to June 30, 2026 to regain compliance with Nasdaq’s Bid Price Rule.

“We at Triller are grateful to Nasdaq’s Panel for giving us the necessary additional time to regain compliance with the Bid Price Rule, as we continue to work diligently to grow our business segments, pursue our corporate strategies, maintain regulatory compliance, and satisfy the expectations of our shareholders,” said Wing-Fai Ng, Chief Executive Officer of Triller. “I also want to reiterate the Board’s and my continued appreciation for the valuable knowledge, insights and guidance that our experienced specialists – Special Counsel Jacob Frenkel at Dickinson Wright PLLC and our listing experts David Donohoe and Katherine Petty at Donohoe Advisory Associates LLC – bring to our navigating successfully the processes with Nasdaq.”

Special Counsel Jacob Frenkel commented: “Congratulations yet again to Wing-Fai and the entire Triller team for this third successive successful challenge to the Nasdaq in its regulatory oversight process and securing this window of opportunity to regain compliance with the Bid Price Rule. Thank you to the extraordinary Donohoe Advisory team for their superior work to achieve this third consecutive victory for Triller. Working with Triller management is a true pleasure given their dedication to their shareholders and commitment to compliance. We are now pleased to hand back the reigns to Triller’s corporate counsel to complete the legal aspects of the well underway process for regaining timely full Bid Price Rule compliance.”

In a Form 8-K filed on June 2, 2026, the Company disclosed that On May 29, 2026, the Panel notified the Company that the Panel determined to grant Triller an exception to the Listing Rules of The Nasdaq Stock Market until June 30, 2026 in order to regain compliance with Listing Rule 5550(a)(2), the “Bid Price Rule.” Following a prior favorable decision for Triller by the Nasdaq Listing and Hearing Review Council (the “Listing Council”) and preceding the resumption of Triller’s securities’ trading on the the Nasdaq Stock Market, on April 6, 2026, Nasdaq Regulation Staff (“Nasdaq Staff”) submitted to the Listing Council a “Clarification Request” to assert non-compliance by the Company with the “Bid Price Rule.” Nasdaq Staff had sought to amend a Listing Council Decision favorable to Triller, which the Listing Council limited to the Periodic Filing Rule. Nasdaq Staff issued a Determination Letter as an additional deficiency notification, and “[sought] guidance” from the Listing Council relating to bid price compliance.

On April 20, 2026, the Company filed with the Listing Council the Company’s response to the Staff’s request “seeking guidance.” On April 21, 2026, the Listing Council, after reviewing the Staff’s and the Company’s submissions, notified Staff and the Company that the Listing Council believed that it is up to the Panel to adjudicate the Company’s Bid Price Rule noncompliance and remanded the matter to the Panel. On April 24, 2026, the Company submitted its response to the Panel, and included a request for a new exception period, pursuant to Nasdaq Listing Rule 5815(c)(1)(A), to regain compliance with the Minimum Bid Price Requirement. Following briefing by the Company and the Staff, on May 29, 2026, the Company received a letter from the Panel stating that it had determined to grant the Company an exception to the Bid Price Rule, pursuant to which the Company must demonstrate compliance with the Bid Price Rule by achieving a closing bid price of $1.00 or more for ten (10) consecutive business days on or before June 30, 2026.

If the Company demonstrates with evidence compliance for the required period, Nasdaq will notify Triller that it has regained compliance with the Bid Price Rule and the Company’s common stock will continue to be listed on The Nasdaq Capital Market. If Triller does not regain compliance within the exception period, then it is within the discretion of the Nasdaq Staff to initiate procedures to suspend trading and remove the Company’s securities from listing. Triller’s corporate securities counsel continues to advise the Company with the legal aspects and filings associated with regaining Bid Price Rule compliance.

As previously disclosed in a Form 8-K, on March 24, 2026, the Listing Council modified a December 26, 2025 decision of a Panel relating to the Company’s prior non-compliance with Nasdaq Listing Rule 5250(c)(1), the Periodic Filing Rule. Following the Company’s filing with the Securities and Exchange Commission of its Annual Report on Form 10-K for the year ended December 31, 2025, Triller’s securities resumed trading on The Nasdaq Capital Market on April 16, 2026.

Triller remains committed to maintaining compliance with all applicable Nasdaq listing requirements.

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About Triller Group Inc.

Triller Group Inc. (Nasdaq: ILLR; ILLRW) is a technology and media company operating Triller App, a social media and live-streaming platform focused on music, sports, fashion and culture, together with AGBA Group, a Hong Kong-based financial-services and platform business with longstanding operations in wealth distribution, healthcare and related services across Asia.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding resumption of trading on Nasdaq, the Company’s ability to maintain timely SEC periodic reporting and Nasdaq compliance, the effectiveness of its remediation measures, the anticipated benefits of resumed Nasdaq trading, and the timing of future corporate updates. These statements are based on Triller’s current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially, including risks relating to the effects of the period of trading suspension and resumption of trading on Nasdaq, market conditions, the Company’s ability to execute its monetization and operating plans, the availability of financing, the identification, negotiation or completion of any acquisitions or other strategic transactions, compliance with listing standards and reporting requirements, legal or regulatory proceedings, and the other risks described in Triller’s SEC filings. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements.

The forward-looking statements contained in this press release speak only as of the date of its issuance. Except where required by applicable law, the Company expressly disclaims a duty to provide updates to forward-looking statements after the date of this press release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this press release are intended to be subject to the safe harbor protection provided by the federal securities laws.

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Contact:

Bethany Lai

Manager, Investor Relations and Communications

Bethany.Lai@agba.com